Exhibit 10.15

FORM OF

CDW HOLDINGS LLC

(MANAGEMENT)

CLASS B COMMON UNIT GRANT AGREEMENT

THIS CLASS B COMMON UNIT GRANT AGREEMENT (this “Agreement”) is made as of                     , by and between CDW Holdings LLC, a Delaware limited liability company (the “Company”), and                              (“Executive”). Capitalized terms used but not otherwise defined herein or in the LLC Agreement (as defined below) shall have the meanings assigned to such terms in Section 9 hereof.

The parties hereto agree as follows:

1. Issuance of Class B Common Units.

(a) Issuance. Upon execution of this Agreement, the Company will issue to Executive, and Executive will accept from the Company,              of the Company’s Class B Common Units, without any consideration paid, or any other Capital Contribution (as defined in the LLC Agreement) made or deemed made, by or on behalf of Executive in respect thereof, subject to the provisions of the LLC Agreement (as defined below) and the Company’s 2007 Incentive Equity Plan (the “Plan”). The Class B Common Units granted hereunder are referred to herein as “Executive Units.” Each Executive Unit shall have a Participation Threshold equal to the Liquidation Value of a Class A Common Unit on the date hereof (which is $         per Class A Common Unit) and shall be designated as Series      Class B Common Units (in accordance with Section 3.5(b) of the LLC Agreement).

(b) Conditions to Issuance. Executive hereby acknowledges and agrees, as a condition to the effectiveness of the issuance of the Executive Units hereunder, that the Executive Units issued hereunder to Executive shall be subject to the terms of the Company’s Amended and Restated Limited Liability Company Agreement (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “LLC Agreement”) to which Executive is already a party. By execution hereof, Executive acknowledges that the Company is relying upon the accuracy and completeness of the representations contained herein in complying with its obligations under applicable securities laws.

(c) Tax Election. Executive shall make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Exhibit A attached hereto and shall deliver the executed Section 83(b) election to the Company for filing with the Internal Revenue Service within five days following the date hereof.

(d) Possession of Certificates. Until the earlier to occur of a Sale of the Company and an IPO, any certificates evidencing Executive Units shall be held by the Company for the benefit of Executive and the other holder(s) of Executive Units, if any. Any certificates evidencing Executive Units held by Executive or Executive’s Permitted Transferee shall be delivered by Executive to the Company, together with appropriate irrevocable unit powers undated and duly executed in blank sufficient to transfer title thereto upon the occurrence of a Sale of the Company or otherwise upon a repurchase of such Executive Units hereunder. Upon the occurrence of a Sale of the Company, the Company shall either (i) return to the record holders thereof any certificates representing Vested Units (as defined in Section 2(a) below), together with unit powers previously delivered by Executive, or (ii) deliver to the record holders of the Executive Units all proceeds received by the Company from the transfer of the Vested Units in connection with a Sale of the Company. Upon the occurrence of an IPO or a Section 351 Transaction, the Company shall return to the record holders thereof any certificates representing Vested Units, together with unit powers previously delivered by Executive.

(e) Executive Representations and Warranties. In connection with the grant of the Executive Units hereunder, Executive hereby represents and warrants to the Company that:

(i) The Executive Units to be acquired by Executive pursuant to this Agreement shall be acquired for Executive’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Executive Units shall not be disposed of in contravention of the Securities Act or any applicable state securities laws;

(ii) This Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement and the LLC Agreement by Executive do not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(iii) Executive is an officer or executive or director-level employee of the Company and of CDW, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Units; and

(iv) Executive is able to bear the economic risk of the Executive Units for an indefinite period of time because the Executive Units have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(v) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Executive Units and has had full access to such other information concerning the Company as he or she has requested. Executive has reviewed, or has had an opportunity to review, the LLC Agreement in connection with the receipt of the Executive Units hereunder.

(f) Additional Acknowledgements. As an inducement to the Company to issue the Executive Units to Executive and as a condition thereto, Executive hereby acknowledges and agrees that:

(i) Neither the issuance of the Executive Units to Executive nor any provision contained in this Agreement shall entitle Executive to remain in the employment of the Company and/or any of its Subsidiaries or affect the right of the Company and/or any of its Subsidiaries to terminate Executive’s employment at any time; and

(ii) Except as expressly set forth in the LLC Agreement or as required by applicable law, the Company shall have no duty or obligation to disclose to Executive, and Executive shall have no right to be advised of, any material information regarding the Company and its Subsidiaries at any time prior to, upon or in connection with the repurchase of Executive Units upon the termination of Executive’s employment with the Company and/or any of its Subsidiaries or as otherwise provided hereunder.

(g) Compensatory Arrangements; Rule 701 Exemption. The Company and Executive hereby acknowledge and agree that this Agreement has been executed and delivered, and the Executive Units have been issued hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Executive, and pursuant and subject to the provisions of the Plan. Each of the Executive Units granted hereunder is intended to qualify for an exemption from the registration requirements under the Securities Act, pursuant to Rule 701 (the “Exemption”) and under similar exemptions under applicable state securities laws. In the event that any provision of the Plan or this Agreement would cause the Executive Units granted hereunder to not qualify for the Exemption, Executive and the Company agree that this Agreement shall be deemed automatically amended to the extent necessary to cause the Executive Units to qualify for the Exemption.

2. Vesting of Units.

(a) General. Each of the Executive Units issued hereunder shall be subject to vesting as set forth in this Section 2. Executive Units which have become vested pursuant to this Section 2 are referred to herein as “Vested Units,” and Executive Units which have not become Vested Units are referred to herein as “Unvested Units.”

(b) Vesting. The Executive Units shall vest daily on a pro rata basis commencing                      and continuing through                      if, and only if, Executive is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies) (i) employed by the Company or any of its Subsidiaries, (ii) serving as a manager or director of the Company or its Subsidiaries (a “Manager”) or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant as contemplated by or described in Rule 701, in each case from the date of this Agreement through and including such date. The number of Vested Units shall not increase after Executive ceases to be an employee of or after termination of Executive’s services (including service as a Manager, advisor or consultant as contemplated by and described in Rule 701) to the Company or any of its

Subsidiaries; provided, however, that in the event Executive ceases to be employed by or provide services (including service as a Manager, advisor or consultant as contemplated by and described in Rule 701) to the Company or any of its Subsidiaries due to Executive’s death or Disability, an additional portion of the Executive Units, equal to the amount that would vest over a period of one (1) year, will vest on the date of death or Disability.

(c) Acceleration of Vesting on Sale of the Company. Immediately prior to a Sale of the Company, all Executive Units which have not yet become Vested Units shall immediately vest and become Vested Units, if, and only if, Executive is, and has been continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies) since the date hereof employed or providing services (including service as a Manager, advisor or consultant as contemplated by and described in Rule 701 promulgated under the Act) to the Company or its Subsidiaries as of such date.

(d) Cancellation of Executive Units.

(i) If Executive’s employment with the Company and its Subsidiaries and the services Executive provides (including service as a Manager, advisor or consultant as contemplated by and described in Rule 701) to the Company and all of its Subsidiaries terminate for any reason, all Unvested Units shall be automatically cancelled on the date of termination without any consideration paid therefor and without further action on the part of the Company or any holder of any of the Unvested Units.

(ii) All Vested Units shall also be automatically cancelled without any consideration paid therefor and without further action on the part of the Company or any holder of any of the Vested Units if Executive’s employment with the Company and all of its Subsidiaries and the services Executive provides (including service as a Manager, advisor or consultant as contemplated by and described in Rule 701) to the Company and all of its Subsidiaries are terminated for Cause or if Executive violates any agreement between Executive and the Company or its Subsidiaries with respect to non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property).

3. Repurchase Option.

(a) Repurchase of Vested Units on Termination of Employment or Services. If Executive’s employment with the Company and its Subsidiaries and the services that Executive provides (including service as a Manager, advisor or consultant as contemplated by and described in Rule 701) to the Company or any of its Subsidiaries terminate for any reason other than Cause (including, without limitation, as a result of Executive’s death or Disability, or as a result of Executive’s retirement or resignation), first the Company and then the Institutional Investors shall have the right, but not the obligation, to purchase all or any portion of the Vested Units at a price per unit equal to Fair Market Value of such Executive Unit as of the date of repurchase; provided, however, if Executive Units are repurchased at the Fair Market Value thereof pursuant to this Section 3(a) but Executive violates any agreement between Executive and the Company or its Subsidiaries with respect to non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property), then Executive shall immediately remit a cash payment to the Company equal to the Fair Market Value of each such Executive Unit as of the date of repurchase; provided, further, however, that any obligation arising under the foregoing proviso may be offset against any other amounts due to Executive by the Company under any promissory note received in consideration of the repurchase of such Executive Units.

(b) Repurchase Procedure for the Company. The Company may elect to repurchase all or any portion of the Executive Units (the “Available Executive Units”) pursuant to Section 3(a) by delivery of written notice (a “Company Repurchase Notice”) to Executive (and any other holder of Executive Units) within 90 days after the Date of Termination for any Executive Units vested more than six months and one day prior to the Date of Termination (or in the case of Executive Units vested less than six months and one day prior to the Date of Termination, no earlier than six months and one day, and no later than 241 days, after the Date of Termination) (the “Repurchase Notice Period”). The Company Repurchase Notice shall set forth the number of Executive Units to be acquired and the time and place for the closing of the transaction.

(c) Repurchase Procedure for the Institutional Investors. If for any reason the Company does not elect to purchase all of the Available Executive Units, then the Institutional Investors shall be entitled to repurchase all or any portion of the Available Executive Units that were not repurchased by the Company pursuant to Section 3(b) above (the “Remaining Executive Units”). As soon as practicable after the Company has determined that it will not purchase all of the Available Executive Units, but in any event within 60 days after the beginning of the Repurchase Notice Period corresponding to such Available Executive Units, the Company shall give written notice (the “Remaining Executive Units Notice”) to each Institutional Investor setting forth the number of Remaining Executive Units and the purchase price for the Remaining Executive Units. The Institutional Investors may elect to purchase all or any portion of the Remaining Executive Units by giving written notice to the Company within 30 days after the Remaining Executive Units Notice has been delivered to the Institutional Investors by the Company (but no later than the end of the Repurchase Notice Period if no Remaining Executive Units Notice is delivered). If the Institutional Investors elect to purchase an aggregate amount of Remaining Executive Units in excess of the amount of Remaining Executive Units specified in the Remaining Executive Units Notice, then the Remaining Executive Units shall be allocated among the Institutional Investors on a pro rata basis according to the amount of Common Units owned by each Institutional Investor on the date of the Remaining Executive Units Notice. Any Institutional Investor may condition its election to purchase such Remaining Executive Units on the election of one or more other Institutional Investors to purchase Remaining Executive Units. As soon as practicable, and in any event within the 30 day period beginning on the date the Remaining Executive Units Notice is delivered to the Institutional Investors pursuant to this Section 3(c) (but no later than the end of the Repurchase Notice Period if no Remaining Executive Units Notice is delivered), the Company shall deliver a further repurchase notice (the “Investor Repurchase Notice”) to the holders of such Remaining Executive Units setting forth the number of Remaining Executive Units to be acquired pursuant to such Institutional Investor election, the aggregate consideration to be paid by the respective Institutional Investors for such Remaining Executive Units and the time and place for the closing of the transaction. At the time the Company delivers such Investor Repurchase Notice to the holders of such Remaining Executive Units, the Company shall also deliver written notice to each Institutional Investor setting forth the amount of Executive Units such Institutional Investor is entitled to purchase, the aggregate consideration to be paid therefor, and the time and place of the closing of the transaction.

(d) Restrictions on Repurchases. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Units by the Company shall be subject to applicable restrictions contained in the Act and in the Company’s and its Subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Units hereunder which the Company is otherwise entitled to make, the time periods provided in this Section 3 shall be suspended, and the Company shall make such repurchases at the applicable purchase price therefore following the lapse of such restrictions.

(e) Deemed Repurchase. Upon delivery of the full consideration for the Executive Units at the closing of a repurchase pursuant to this Section 3 (including delivery of any subordinated promissory note pursuant to Section 3(g)), then from and after such time, the holder of such Executive Units from whom such securities are to be purchased shall cease to have any rights as a holder of such securities, and such securities shall be deemed purchased in accordance with the applicable provisions hereof and the purchaser thereof shall be deemed the owner (of record and beneficially) and holder(s) of such securities, whether or not the certificate representing such Executive Units has been delivered as required by this Agreement.

(f) Revocation of Election. Any election by the Company or the Institutional Investors (or any of their designees) to purchase Executive Units pursuant to this Section 3 shall be revocable by such Person (with respect to all or any portion of the Executive Units elected to be purchased) at any time prior to the closing of such purchase, without any liability whatsoever to such Person in respect of the rights and obligations in this Section 3.

(g) Manner of Payment. If the Company elects to purchase all or any portion of such Executive Units, including Executive Units held by one or more of Executive’s Transferees, then, within 90 days following the delivery of the Company Repurchase Notice, the Company shall pay for such Executive Units, at the Company’s option, (i) only in the event the Company’s and its Subsidiaries’ debt financing agreements restrict the Company from repurchasing such Executive Units, with a subordinated promissory note of the Company, which subordinated promissory note shall (x) bear interest at the prime rate (as published from time to time in The Wall Street Journal, electronic edition) (compounded calendar quarterly and which shall be payable annually in cash unless otherwise prohibited), (y) have all principal payments due promptly following such time as the Company’s debt financing agreements permit the Company to make such repurchase in cash (but in no event later than the fifth anniversary of the date of issuance of such promissory note) and prior to the payment of any dividends or other distributions on any of the Company’s equity securities, and (z) be subordinated on terms and conditions satisfactory to the holders of the Company’s or its Subsidiaries’ indebtedness for borrowed money (but only to the extent required by the terms of such indebtedness), (ii) by certified check or wire transfer of funds, (iii) by delivery of a number of shares of common stock of VH Holdings having a Fair Market Value equal to the aggregate repurchase price for such Executive Units (the “Repurchase Shares”); provided that, in the event any Repurchase Shares are issued, promptly following the closing of the repurchase transaction, the Company shall direct VH Holdings and VH Holdings shall accordingly redeem, and the holder of such

Repurchase Shares shall sell to VH Holdings, all of the Repurchase Shares for an aggregate amount equal to the aggregate repurchase price for the Executive Units (or the portion thereof previously assigned to the Repurchase Shares), which amount shall be paid in cash unless the conditions of clause (i) of this Section 3(g) shall have been met, in which case, such amount may be paid through the issuance of a subordinated promissory note of VH Holdings containing and subject to the same terms as provided in clause (i) of this Section 3(g), or (iv) any combination of the foregoing. If an Institutional Investor elects to purchase all or any portion of the Remaining Executive Units, such Institutional Investor shall pay for such Executive Units by certified check or wire transfer of funds.

(h) Termination of Repurchase Options. The provisions of this Section 3 shall terminate with respect to all Executive Units upon the first to occur of (i) the consummation of an IPO or (ii) the consummation of a Sale of the Company, except if, following such event, Executive’s employment with the Company or any of its Subsidiaries or the services Executive provides (including service as a Manager, advisor or consultant as contemplated by and described in Rule 701) to the Company or any of its Subsidiaries are terminated for Cause or Executive violates any non competition, non solicitation or confidentiality covenants in favor of the Company or its Subsidiaries (or any new parent entity of CDW or VH Holdings) by which Executive is bound (whether contained in this Agreement or any other agreement), then the repurchase rights under this Section 3 shall again apply to the repurchase of the Executive Units as if the date of such event were the Date of Termination for purposes of this Section 3; provided, however, that no such repurchase may occur after any transaction that reduces the Institutional Investors’ Class A Common Units to less than 10% of the Class A Common Units acquired as of the date hereof.

4. Restrictions on Transfer.

(a) Transfer of Executive Units. The holders of Executive Units shall not Transfer any interest in any Executive Units, except pursuant to (i) a Public Sale (following an IPO), (ii) a Sale of the Company or in connection with a Section 351 Transaction, (iii) the provisions of Section 3 above or (iv) the provisions of Section 4(b) below.

(b) Certain Permitted Transfers. The restrictions set forth in this Section 4 shall not apply with respect to any Transfer of Vested Units made (i) in the event of the death of such holder of Executive Units, by will or pursuant to applicable laws of descent and distribution, (ii) to such Person’s legal guardian (in case of any mental incapacity) or (iii) among such Person’s Family Group (each such Transfer, a “Permitted Transfer”); provided that the restrictions contained in this Agreement will continue to be applicable to the Executive Units after any Transfer pursuant to Section 4(b). At least 15 days prior (other than in the case of Transfers pursuant clauses (i) or (ii) above, in which case as promptly as practical following such Transfer) to the Transfer of Executive Units pursuant to this Section 4(b), the Transferee(s) will deliver a written notice to the Company, which notice shall disclose in reasonable detail the identity of such Transferee. Any Transferee of Executive Units pursuant to a Transfer in accordance with the provisions of this Section 4(b) is herein referred to as a “Permitted Transferee.” Notwithstanding the foregoing, (A) no party hereto shall avoid the provisions of this Agreement or the LLC Agreement by (i) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted

Transferee or (ii) Transferring the securities of any entity holding (directly or indirectly) Executive Units, and (B) if the Board determines that the Transfer of Executive Units to a Permitted Transferee pursuant to this Section 4(b) would have an adverse effect on the Company, including by causing the Company to become subject to the reporting requirements of the Exchange Act, the Board may prohibit any such Transfer pursuant to this Section 4(b).

(c) Termination of Restrictions. The restrictions set forth in this Section 4 shall continue with respect to each Executive Unit until the earlier to occur of an IPO or a Sale of the Company.

5. Additional Transfer Restrictions.

(a) Restrictive Legend. Any certificates representing the Executive Units shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE PROVISIONS, AND CERTAIN OTHER AGREEMENTS SET FORTH IN A CLASS B COMMON UNIT GRANT AGREEMENT BETWEEN THE COMPANY AND EXECUTIVE DATED AS OF                     , A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(b) Opinion of Counsel. No holder of Executive Units may Transfer any Executive Units (except pursuant to an effective registration statement under the Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

(c) Holdback. In connection with an IPO, the holders of Executive Units shall enter into any holdback, lockup or similar agreement requested by the underwriters managing such IPO; provided, however, that no such holder shall be required to enter into an agreement that is more restrictive than that of any other holder.

(d) Transfer of Executive Units. Prior to the Transfer of any Executive Units (other than pursuant to a Public Sale or a Sale of the Company or in a Section 351 Transaction) to any Person, the Transferring holder of Executive Units subject to this Agreement shall cause the prospective Transferee to be bound by this Agreement and to execute and deliver to the Company and the other unitholders a counterpart of or joinder to the LLC Agreement as a condition to the effectiveness of such Transfer. Upon the execution and delivery of such counterpart or joinder by such Person, subject to the requirements of the LLC Agreement, such Person’s acquired Executive Units shall be “Executive Units” under this Agreement.

6. Sale of the Company.

(a) Subject to the terms of this Section 6, if the Institutional Investors (so long as the Institutional Investors collectively continue to hold at least 51% of the outstanding Class A Common Units) (the “Approving Holders”) approve a Sale of the Company (and, in the case of any sale or other company transaction which requires the approval of the managers of a Delaware manager-managed limited liability company pursuant to applicable Delaware law, the Board shall have approved such Sale of the Company) (the “Approved Sale”), and the Institutional Investors invoke the provisions of this Section 6 by written notice to the holders of Executive Units, the holders of Executive Units shall vote for (to the extent permitted to vote thereon), consent to and raise no objections against such Sale of the Company or the process by which such transaction was arranged. If the Sale of the Company is structured as a (i) merger or consolidation, each holder of Executive Units or other equity securities or interests shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of Company Units or other equity securities or interests, each holder of Executive Units or other equity securities or interests shall sell and surrender all of such holder’s Executive Units or other equity securities or interests and rights to acquire Executive Units or other equity securities or interests on the terms and conditions approved by the Approving Holders and the Board (to the extent such approval is required by applicable Delaware law). Each holder of Executive Units or other equity securities or interests shall take all necessary or desirable actions in connection with the consummation of the Sale of the Company, including without limitation, executing a sale contract pursuant to which each holder of Company Units will: (i) severally (but not jointly), on a pro rata basis as determined in accordance with Section 6(d) below, give the same indemnities as the Approving Holders for representations and warranties regarding the Company and its assets, liabilities and business and for covenants of the Company (collectively, the “Company Indemnities”) and (ii) solely on behalf of such holder, make such representations, warranties, covenants and give such indemnities concerning such holder and the Company Units or other equity securities or interests (if any) to be sold by such holder (collectively, the “Unitholder Obligations”) as may be also applicable to all other parties holders of Company Units and the Company Units to be sold by such other parties set forth in any agreement approved by the Investors and the Board (to the extent required by applicable Delaware law); provided that: (A) the pro rata share of a holder of Company Units for any amounts payable in connection with any claim under the Company Indemnities by the purchaser(s) in such Sale of the Company transaction (any such amount payable, an “Indemnity Loss”) shall be determined in accordance with Section 6(d) below, and (B) if any holder of Company Units pays for more than such holder’s pro rata share (as determined in accordance with Section 6(d) below) of an Indemnity Loss (such amount, the “Loss Overpayment”), then each other holder of Company Units shall simultaneously contribute to such holder an amount equal to such other holder’s allocable share (based upon such holder’s pro rata share, as determined in accordance with Section 6(d) below, of the Indemnity Loss) of such Loss Overpayment. Notwithstanding anything to the contrary contained herein, no holder of Company Units shall be required to agree to be liable for Indemnity Losses in an amount in the aggregate greater than the total consideration received by such holder in connection with such Sale of the Company.

(b) In the event that a Sale of the Company involves a sale of less than all of the Company Units, each holder of Company Units shall be required to sell his, her or its Company Units in such Sale of the Company, subject to complying with the terms and conditions set forth in this Section 6. The number of Company Units which shall be sold by each holder of

Company Units participating in such Sale of the Company shall be equal to the product of (i) the aggregate number of Company Units owned by such holder multiplied by (ii) a fraction, the numerator of which is the aggregate number of Company Units being sold by the Institutional Investors in such sale and the denominator of which is the aggregate number of Company Units owned by the Institutional Investors at the time of such sale.

(c) Executive’s obligation to participate in a Sale of the Company is subject to the satisfaction of the following conditions: (i) upon consummation of the Sale of the Company, Executive shall receive the proceeds from such sale in accordance with the terms of Section 6(d) below, and if the holders of any class of Company Units are given an option as to the form of consideration to be received, all holders of such class of Company Units shall be given the same option subject to Section 6(d) below; provided that the condition that each holder is provided with the same option to receive the same form of consideration as set forth above shall be deemed satisfied even if certain holders elect to receive, to the exclusion of others, securities of the acquiring Person or any of its Affiliates or a mix of such securities and cash, so long as each holder of the same class of Company Units receives the same amount of value with respect to each per Company Unit of such class, whether in cash or such securities, as the Board shall determine in good faith after review of all facts and circumstances it deems relevant, as of the closing of such Sale of the Company; and (ii) all holders of then currently exercisable rights to acquire Company Units (including Company Units that become (or would become) vested and exercisable in connection with a Sale of the Company) shall be given an opportunity to exercise such rights (including by means of a “cashless exercise” if provided in the agreement and/or company benefit plan pursuant to which such rights were granted) prior to the consummation of the Sale of the Company and participate in such sale as holders of Company Units.

(d) In the event a Sale of the Company occurs (whether under this Section 6 or otherwise), each holder of Company Units shall receive in exchange for the Company Units held by such holder an amount equal to such amount that such holder would have received in respect of such holder’s Company Units if the aggregate consideration (after satisfaction or assumption of all debts and liabilities) from such Sale of the Company had been distributed by the Company in a complete liquidation of the Company in accordance with (including, without limitation, in the order of priority as set forth in) the terms of the LLC Agreement (and, if less than all of the Company Units of the Company are included in such transaction, then the allocation of such aggregate net consideration shall be determined as if the Company Units included in such transaction were all of the Company Units of the Company then outstanding and the Company distributed the aggregate consideration in a complete liquidation on that basis, and, for purposes of this Section 6(d), the terms of the LLC Agreement shall be interpreted consistently with this assumption) (such amount is referred to herein as the “Sale Proceeds Amount”). The allocable share of each holder of Executive Units of any Indemnity Loss shall be an amount equal to the amount by which such holder’s Sale Proceeds Amount would have been reduced had the aggregate consideration from such Sale of the Company been distributed by the Company in accordance with the sentence immediately foregoing after deducting from such aggregate consideration the aggregate amount of such Indemnity Loss. Subject to the conditions set forth in this Section 6 with respect to the Unitholder Obligations, each holder of Company Units shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such Sale of the Company as requested by the Board.

(e) Each holder of Executive Units shall bear such holder’s pro rata share (based upon the aggregate consideration received by each holder of Company Units in such sale) of the expenses incurred in connection with a Sale of the Company (whether under this Section 6 or otherwise) to the extent such expenses are incurred for the benefit of all holders of Company Units and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 6(e), expenses incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of the Sale of the Company shall be deemed to be for the benefit of all holders of Company Units. Expenses incurred by any holder of Company Units on such holder of Company Units’ own behalf shall not be considered expenses of the transaction and shall be the responsibility of such holder of Company Units.

(f) The provisions of this Section 6 shall terminate upon the consummation of an IPO.

7. Noncompete, Nonsolicitation and Confidentiality. Executive acknowledges that in the course of his/her employment with or provision of services (including service as a Manager, advisor or consultant as contemplated by and described in Rule 701) to the Company or its Subsidiaries, Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its Subsidiaries and that Executive’s services will be of special, unique and extraordinary value to the Company and its Subsidiaries. Executive also acknowledges that the Company’s Confidential Information will retain continuing vitality throughout and beyond the Noncompetition Period, and that should Executive leave the Company and work for a Competitor during the Noncompetition Period, it would be highly likely, if not inevitable, that Executive would use or disclose the Company’s Confidential Information. For these and other reasons, Executive agrees and acknowledges that the restrictions in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests.

(a) Noncompete. In consideration for the issuance of the Executive Units and other good and valuable consideration, Executive agrees not to become employed by, perform services for, form, develop, or otherwise become associated with (as an employee, officer, director, manager, partner or consultant or member, stockholder or investor owning more than a 2% interest or other similar role) a Competitor (as defined below) of the Company or any of its Subsidiaries at any time during Executive’s employment with or service to the Company or any of its Subsidiaries or for twelve months after the termination of Executive’s employment with or service to the Company or any of its Subsidiaries (the “Noncompetition Period”). For purposes of this Section 7, “Competitor” shall mean any Person conducting or planning to conduct a business similar to and in competition with any business conducted or planned by the Company or any of its Subsidiaries in any geographic area in which the Company or any of its Subsidiaries is conducting such business or plans to conduct such business as of the date of termination of Executive’s employment with or services to the Company or its Subsidiaries, if Executive, while employed by or providing services to the Company or any of its Subsidiaries, was involved in such business or had knowledge of the operations of such business or received or was otherwise in possession of Confidential Information as defined in Section 7(e) regarding such business. For purposes of illustration only, the parties agree that each of the corporations, other enterprises or Persons set forth on Schedule I attached hereto is a “Competitor” of the Company and its Subsidiaries as of the date hereof, it being acknowledged and agreed that (x) such list is only representative of the Company’s current Competitors but not exhaustive and is not intended to include all of the Company’s or its Subsidiaries’ current Competitors and (y) other Persons could become Competitors of the Company or its Subsidiaries at a future date.

(b) Nonsolicitation. Executive further agrees that during the Noncompetition Period Executive shall not (i) in any manner, directly or indirectly, solicit any CDW Employee or induce or attempt to induce any CDW Employee to terminate or abandon his or her employment for any purpose whatsoever or (ii) on behalf of any Competitor, call on, service, solicit or otherwise do business with any CDW Vendor or CDW Customer.

(c) Exceptions. Nothing in this Section 7 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(d) Extension. Because the protection of the Company’s Confidential Information requires that Executive not perform the activities described in Sections 7(a) and 7(b) for the full Noncompetition Period, Executive agrees that the Noncompetition Period provided in Section 7 shall be extended for any time during which Executive breaches this Agreement, such that Executive does not perform the proscribed activities for a time period equal to the full amount of time provided in Section 7.

(e) Reformation. If, at any time of enforcement of this Section 7, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in this Section 7.

(f) Confidentiality. Other than as required in the ordinary course of Executive’s employment by the Company or its Subsidiaries, and except as specifically authorized by the Board or Executive’s direct supervisor, Executive shall not at any time make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its Subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its Subsidiaries not available to the public generally or to Competitors (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission by Executive or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly following the termination of Executive’s employment or service (including service as a manager, advisor or consultant as contemplated by and described in Rule 701) with the Company or any of its Subsidiaries, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which Executive may then possess or have under his/her control (together with all copies thereof).

(g) Acknowledgements. Executive acknowledges that the provisions of this Section 7 are in addition to, and not in limitation of, any obligation of Executive under the terms of any employment or other agreement with the Company or any Subsidiary, and in consideration of (i) employment by the Company or its Subsidiaries or retention to provide services (including service as a manager, advisor or consultant as contemplated by and described in Rule 701) to the Company and its Subsidiaries and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in this Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Exeuctive’s ability to earn a living. In addition, Executive acknowledges (i) that the business of the Company or its Subsidiaries will be conducted throughout the United States, (ii) notwithstanding the state of incorporation or principal office of the Company or its Subsidiaries, or any of their respective executives or employees (including Executive), it is expected that the Company or its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States, and (iii) as part of Executive’s responsibilities, Executive will be conducting business throughout the United States in furtherance of the Company’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of this Section 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, its Subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical scope.

(h) Definitions. For purposes of this Section 7 the following terms shall have the following meanings:

“CDW Customer” means (i) any person or entity that purchased any products or services from CDW or any of its Subsidiaries or affiliates at any time within a two year period prior to Executive’s termination (for whatever reason) from the Company or (ii) any person or entity with respect to whom, at any time during the one year period prior to Executive’s termination (for whatever reason) from the Company, Executive submitted or assisted in the development or submission of a presentation or proposal of any kind on behalf of the Company or any of its Subsidiaries or affiliates, acquired or had access to any Confidential Information or had contact with as a result of Executive’s employment with the Company.

“CDW Employee” means any person who was an officer, manager-level or other key employee or any material group of employees of the Company or any of its Subsidiaries or affiliates either (i) at any time within 3 months of the prohibited contact; or (ii) at any time within 3 months of Executive’s termination (for whatever reason) from the Company.

“CDW Vendor” means any person or entity that provided goods or services to CDW or otherwise did business with the Company at any time within a two-year period prior to Executive’s termination (for whatever reason) from the Company.

8. Remedies. The parties hereto (and the Investors as third party beneficiaries hereof) shall be entitled to enforce their respective rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto (and the Institutional Investors as third party beneficiaries hereof) may, in their sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

9. Definitions.

(a) The following terms, as used in this Agreement, have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and including any successor statute.

“Affiliate” has the meaning given such term in the LLC Agreement.

“Board” shall mean the board of managers of the Company.

“Cause” shall have the meaning assigned to such term in any written employment agreement between Executive and the Company or any of its Subsidiaries or, in the absence of any such written employment agreement, shall mean one or more of the following: (i) Executive’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of Executive’s position, or (ii) Executive’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its Subsidiaries, which act constitutes gross negligence or willful misconduct in the performance of duties to the Company or any of its Subsidiaries, or (iii) Executive’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of Executive at the direct or indirect expense of the Company or any of its Subsidiaries, or (iv) Executive’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability, or (v) a material violation by Executive of any of the Company’s or any of its Subsidiaries’ written policies or the violation by Executive of any statutory or common law duty of loyalty to the Company or any of its Subsidiaries or Affiliates or (vi) a violation of any restrictive covenant with respect to non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) by which Executive is bound under any agreement between Executive and the Company and its Subsidiaries. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.

“CDW” means CDW LLC, an Illinois limited liability company and indirect, wholly-owned Subsidiary of the Company.

“Class A Common Units” has the meaning given such term in the LLC Agreement.

“Class B Common Units” has the meaning given such term in the LLC Agreement.

“Common Units” has the meaning given such term in the LLC Agreement.

“Company Units” means (i) any Common Units (including any vested Class B Common Units) purchased or otherwise acquired by any unitholder, (ii) any unvested Class B Common Units, (iii) any Common Units issued or issuable directly or indirectly upon the exercise or exchange of any securities purchased or otherwise acquired by any unitholder which are convertible into or exchangeable for the Company Units described in clause (i) (including pursuant to options to purchase Company Units granted by the Company), and (iv) any Common Units issued or issuable directly or indirectly with respect to the Common Units referred to in clauses (i), (ii) or (iii) above by way of unit distribution or unit split or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization (including any equity securities issued in connection with the conversion of the Company from a limited liability company to a corporation as contemplated in Section 14.1 of the LLC Agreement or otherwise). As to any particular securities constituting Company Units hereunder, such securities shall cease to be Company Units when they have been sold in a Public Sale in accordance with the terms of this Agreement.

“Date of Termination” shall mean, as applicable, (i) if Executive’s employment is terminated by the Company or any Subsidiary, the effective date of termination as specified in the written notice from the Company or such Subsidiary to Executive terminating Executive’s employment, (ii) if Executive terminates his/her employment, the date the Company or any Subsidiary receives notice from Executive terminating his/her employment (or if later, the effective date of such termination as reflected in such notice), (iii) if Executive’s employment is terminated other than pursuant to (i) or (ii), then the date determined in good faith by the Board, (iv) the date the services (including service as a Manager, advisor or consultant as contemplated by and described in Rule 701) Executive provided to the Company or any Subsidiary terminated, or (v) the effective date upon which Executive ceases to be a manager.

“Disability” shall have the meaning assigned to such term in any written employment agreement with the Company or any Subsidiary or, in the absence of any such written employment agreement, shall mean Executive’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively Executive’s duties and obligations to the Company or any of its Subsidiaries or, if applicable based on Executive’s position, to participate effectively and actively in the management of the Company or any of its Subsidiaries for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve month period, as determined in the reasonable judgment of the Board. A Disability shall be deemed to have occurred on the date that either Executive or Executive’s personal representative or legal guardian, on the one hand, or the Company, on the other hand, provides notice to the other party of the satisfaction of each of the requirements to constitute a Disability set forth above or on such other date as the parties shall mutually agree.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder or any successor U.S. federal laws then in force.

“Executive Units” shall mean the Class B Common Units issued to Executive hereunder and units of the Company’s equity or other capital interests issued with respect to such Class B Common Units by way of a split, combination, distribution or other recapitalization.

“Fair Market Value” of any Executive Unit, shall mean, as of any date, the fair market value of such Executive Unit, taking into account all relevant factors determinative of value (but without regard to any discounts for the lack of liquidity of such securities and minority interests), as determined in good faith by the Board; provided, however, that in the case of a Sale of the Company, the Fair Market Value of each Executive Unit shall be the price per Executive Unit in such transaction, as solely determined by the Board.

“Family Group” shall mean, with respect to a Person who is an individual, such Person’s spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such Person’s spouse and/or descendants that is and remains solely for the benefit of such Person and/or such Person’s spouse and/or descendants and any retirement plan for such Person.

“IPO” has the meaning assigned to that term in the LLC Agreement.

“Institutional Investors” shall mean, collectively, Madison Dearborn Capital Partners V A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V C, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V Executive A, L.P., a Delaware limited partnership, Providence Equity Partners VI L.P., a Delaware limited partnership and Providence Equity Partners VI A, L.P., a Delaware limited partnership.

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, governmental entity or department, agency or political subdivision thereof.

“Public Sale” means any sale of Company Units (i) to the public pursuant to an offering registered under the Securities Act, and (ii) to the public pursuant to Rule 144 (other than Rule 144(k) prior to an IPO) under the Securities Act (or any similar rule then in effect) effected through a broker, dealer or market maker.

“Rule 701” means Rule 701 promulgated by the Securities Exchange Commission under the Securities Act.

“Sale of the Company” shall mean any transaction or series of transactions pursuant to which any Person(s) or a group of related Persons (other than the Institutional Investors and their Affiliates) in the aggregate acquire(s) (i) at least 51% of the equity securities of the Company entitled to vote (other than voting rights accruing only in the event of a default, breach, event of noncompliance or other contingency) to elect members of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity securities, unitholder or voting agreement, proxy power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (and, for such purpose, a sale of at least 51% of the equity securities, determined by vote or value, of either VH Holdings or CDW shall be deemed a sale of substantially all of the Company’s assets); provided, that an IPO shall not constitute a Sale of the Company.

“Section 351 Transaction” has the meaning assigned to that term in the LLC Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time and any successor statute, and any rules or regulations promulgated thereunder.

“Subsidiary” has the meaning assigned to that term in the LLC Agreement.

“Transfer” has the meaning assigned to that term in the LLC Agreement.

“Unit” means an interest in the Company’s capital, income, gains, losses, deductions and expenses and the right to vote (if any) on certain Company matters if and as provided in the LLC Agreement or the Act. Initially, the Units shall be comprised of Class A Common Units and Class B Common Units.

“VH Holdings” means VH Holdings, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of the Company.

(b) Whenever this Agreement requires a calculation of Common Units held by the Institutional Investors such calculation shall aggregate the number of Common Units held by Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership, Providence Equity Partners VI L.P., a Delaware limited partnership, Providence Equity Partners VI-A L.P., a Delaware limited partnership, MDCP Co-Investors (CDW), L.P., a Delaware limited partnership, and PEP Co-Investors (CDW), L.P., a Delaware limited partnership and their Affiliates.

10. Notices. Any notice provided for in this Agreement must be in writing and must be personally delivered, sent by telecopy with original to follow by overnight courier service, by first class mail (postage prepaid and return receipt requested) or reputable overnight courier service (charges prepaid) to the recipient at the addresses indicated below:

Notices to the Company:

VH Holdings, Inc.

c/o CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, IL 60061

Attention:	Chief Executive Officer
Facsimile:	847-968-0336

with copies to (which shall not constitute notice):

Madison Dearborn Capital Partners V A, L.P.

Madison Dearborn Capital Partners V C, L.P.

Madison Dearborn Capital Partners V Executive A, L.P.

Three First National Plaza

Suite 3800

Chicago, IL 60602

Attention:	Benjamin D. Chereskin
George Peinado
Facsimile:	312-895-1001

and

Providence Equity Partners VI L.P.

Providence Equity Partners VI A L.P.

50 Kennedy Plaza, 18th Floor

Providence, RI 02903

Attention:	Glenn Creamer
Michael Dominguez
Facsimile:	401-751-1790

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Facsimile:	312-862-2200
Attention:	Michael D. Paley

and

Weil, Gotshal and Manges

50 Kennedy Plaza, 11th Floor

Providence, RI 02903

Attention:	David Duffell
Facsimile:	401-278-4710

Notices to the Institutional Investors:

Madison Dearborn Capital Partners V A, L.P.

Madison Dearborn Capital Partners V C, L.P.

Madison Dearborn Capital Partners V Executive A, L.P.

Three First National Plaza

Suite 3800

Chicago, IL 60602

Attention:	Benjamin D. Chereskin
George Peinado
Facsimile:	312-895-1001

and

Providence Equity Partners VI L.P.

Providence Equity Partners VI A L.P.

50 Kennedy Plaza, 18th Floor

Providence, RI 02903

Attention:	Glenn Creamer
Michael Dominguez
Facsimile:	401-751-1790

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Facsimile:	(312) 862-2200
Attention:	Michael D. Paley

and

Weil, Gotshal and Manges

50 Kennedy Plaza, 11th Floor

Providence, RI 02903

Attention:	David Duffell
Facsimile:	401-278-4710

Notices to Executive:

To Executive’s address on file with the Company

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or, if sent by telecopy the day of receipt, or if mailed, three days after deposit in the U.S. mail (return receipt requested) and one day after deposit with a reputable overnight courier service.

11. General Provisions.

(a) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Executive Units in violation of any provision of this Agreement or the LLC Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Executive Units as the owner of such Executive Units for any purpose.

(b) Irrevocability: Binding Effect on Successors and Assigns. Executive hereby acknowledges and agrees that, except as provided under applicable federal and state securities laws, that Executive is not entitled to cancel, terminate or revoke this Agreement or any agreements of Executive hereunder, and that this Agreement and such other agreements shall survive the death or disability of Executive and shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, legal representatives and assigns (including subsequent holders of Executive Units).

(c) Survival of Covenants, Representations and Warranties. All covenants, representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(e) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(f) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(g) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

(i) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

(j) WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(k) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(l) Amendment and Waiver. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of Executive and the Company; provided that no provision of Sections 3, 4, 5, 6, 7, 8 or of this Section 11(l) (or the definitions used in any of the foregoing sections) may be amended or waived without the prior written consent of the Institutional Investors.

(m) Community Property. If Executive is lawfully married as of the date hereof and Executive’s address or the permanent residence of Executive’s spouse is located in a community property jurisdiction, Executive’s spouse shall execute and deliver to the Company on the date hereof the Consent in the form of Exhibit B attached hereto.

(n) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(o) Third-Party Beneficiary. The Company and Executive acknowledge that each of the Institutional Investors is a third-party beneficiary under this Agreement and that the Institutional Investors can enforce the provisions of this Agreement intended for their benefit.

(p) Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Illinois for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Permitted Transferees to assert, by way of motion, as a defense or otherwise, in any such action, any claim that they are not subject personally to the jurisdiction of the above named courts, that their property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above named courts in any court of competent jurisdiction.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Class B Common Unit Grant Agreement on the date first written above.

CDW Holdings LLC

By:

Name:	John A. Edwardson

Its:	Chairman and Chief Executive Officer

[Name]

Signature Page to Class B Common Unit Grant Agreement